Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

May 19, 2015

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel to Jones Energy, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale (the “Offering”) by certain affiliates of Metalmark Capital, LLC set forth on Exhibit A attached hereto (the “Selling Stockholders”) of an aggregate of 5,000,000 shares of Class A common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to that certain Underwriting Agreement dated May 14, 2015 (the “Underwriting Agreement”) by and among the Company, Jones Energy Holdings, LLC, a Delaware limited liability company (“JEH LLC”), the Selling Stockholders and J.P. Morgan Securities LLC, as sole underwriter (the “Underwriter”). The Shares to be sold by the Selling Stockholders to the Underwriter pursuant to the Underwriting Agreement were issued to the Selling Stockholders in exchange for an equivalent number of the Selling Stockholders’ respective units representing membership interests in JEH LLC (and a corresponding number of shares of Class B common stock of the Company) immediately prior to the consummation of the Offering pursuant to the terms of that certain Exchange Agreement, dated July 29, 2013 (the “Exchange Agreement”), by and among the Company, JEH LLC, the Selling Stockholders and the other parties thereto.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-197809) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated September 17, 2014 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated May 14, 2015 (together with the Base Prospectus, the “Prospectus”); (iv) the Underwriting Agreement; (v) the Exchange Agreement, (vi) the General Corporation Law of the State of Delaware (the “DGCL”) and (vii) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and

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complete.  In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that all shares of Class A Common Stock have been issued and delivered in the manner set forth in the Exchange Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the DGCL, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.

Schedule A

Selling Stockholders

1.     MCP (C) II Jones Intermediate LLC

2.     MCP II Co-Investment Jones Intermediate LLC

3.     MCP II Jones Intermediate LLC

4.     MCP II (TE) AIF Jones Intermediate LLC

5.     MCP II (Cayman) AIF Jones Intermediate LLC

6.     MCP II Executive Fund Jones Intermediate LLC